Exhibit 99.1

Blue Holdings, Inc. Approved for Listing on NASDAQ Capital Market

COMMERCE, Calif., Apr 18, 2006 (BUSINESS WIRE) — Blue Holdings, Inc. (BLHL), a designer, manufacturer and distributor of high-end fashion jeans and denim apparel, today announced that its common stock has been approved for listing on the NASDAQ Capital Market. Blue Holdings, Inc. will commence trading on the NASDAQ Capital Market under the new ticker symbol “BLUE”, effective at market opening on April 26, 2006.

Paul Guez, Chairman, Chief Executive Officer and President, said, “We are extremely pleased that our listing application has been approved. A NASDAQ Capital Market listing is a very significant milestone for our company and highlights our continued commitment to increase shareholder value. This is a major accomplishment that would not have been possible without the hard work and dedication of the entire Blue Holdings team.”

Patrick Chow, Chief Financial Officer, added, “Trading on NASDAQ should help Blue Holdings expand its shareholder base and improve the liquidity of the stock, further enhancing the long-term value of the Company.”

About Blue Holdings, Inc.

Blue Holdings, Inc., directly and through its wholly owned subsidiaries, Antik Denim, LLC and Taverniti So Jeans, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel, and accessories with a western flair under the “Antik Denim,” “Yanuk,” “Taverniti So Jeans,” and “U” brands, both in the United States and internationally. Blue Holdings currently sells men’s and women’s styles and is in the process of launching a children’s line. Antik Denim, Yanuk, Taverniti So, and U jeans are made from high-quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings’ concepts, designs, embellishments, patent-pending pockets and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans market.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements included in this release include statements regarding the potential expansion of Blue Holdings’ shareholders base and increased liquidity. Forward-looking statements are inherently unreliable and actual results may differ materially. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as may be detailed from time to time in Blue Holdings’ filings with the United States Securities and Exchange Commission. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Blue Holdings, Inc.

Blue Holdings, Inc.
Patrick Chow
323-725-5555
patrick.chow@blueholdings.com

or

Integrated Corporate Relations
Andrew Greenebaum
310-395-2215
agreenebaum@icrinc.com

Patricia Dolmatsky
310-395-2215
pdolmatsky@icrinc.com